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                                                                   Exhibit 4.1


                          AMENDMENT TO RIGHTS AGREEMENT


         Amendment, dated as of January 20, 1997 to the Rights Agreement dated as of February 18, 1987, as amended on December 7, 1987 and August 21, 1995, (the "Rights Agreement"), between GenCorp Inc., an Ohio corporation (the "Company") and The Bank of New York, a New York banking corporation (the "Successor Rights Agent").

                                    RECITALS

         A. The Company and the Successor Rights Agent are currently parties to the Rights Agreement, under which the Successor Rights Agent serves as Rights Agent.

         B. Section 5.4 of the Rights Agreement provides that the Company and the Rights Agent may amend the Rights Agreement to make changes which do not materially adversely affect the interests of the holders of Rights.

         C. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Successor Rights Agent have been in all respects duly authorized by the Company and the Successor Rights Agent.

         NOW, THEREFORE, the Company and the Successor Rights Agent agree as follows:

1.       Amendments to Rights Agreement

         The parties hereto agree that the Rights Agreement shall be amended as provided below, effective as of the date of this Amendment:

         (a) Subsection (i) of Section 1.1 of the Rights Agreement shall be deleted in its entirety and replaced with the following:

                           (i) "Expiration Time" shall mean the earlier of (i) the Redemption Time or (ii) the close of business on February 18, 2007.


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         (b) Subsection (a) of Section 5.1 of the Rights Agreement shall be deleted in its entirety and replaced with the following:

                           5.1 REDEMPTION. (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day (or such later date, not beyond the thirtieth day, as may be fixed by the Board of Directors of the Company by notice to the Rights Agent and publicly announced by the Company) following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the twentieth day following the Record
                           Date) and (ii) February 18, 2007, redeem all but not less than all the then outstanding Rights at a redemption price of $.02 per Right, as such amount may be appropriately adjusted as provided in Section
                           2.3 hereof, and the Company may, at its option, pay the Redemption Price either in shares of Common Stock (based on the Market Price of the shares of Common Stock at the Redemption Time) or cash.

         (c) Section 5.9 of the Rights Agreement is amended by changing the address of the Company as follows:

                           GenCorp Inc.
                           175 Ghent Road
                           Fairlawn, Ohio 44333-3300
                           Attention: Secretary

2.       Miscellaneous

         (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

         (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

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         (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.

         IN WITNESS WHEREOF, the parties have caused this amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.

ATTEST:                                           GENCORP INC.

By: /s/ Robert F. Rywalski                        By: /s/ Edward R. Dye
   -------------------------                         ---------------------------

Name: Robert F. Rywalski                          Name: Edward R. Dye
     -----------------------                            ------------------------

Title:   Assistant Secretary                      Title:  Secretary
        --------------------                             -----------------------


ATTEST:                                           THE BANK OF NEW YORK,
                                                  AS RIGHTS AGENT

By: /s/ Jeffrey Grosse                            By: /s/ John I. Sivertsen
   -------------------------                         ---------------------------

Name: Jeffrey Grosse                              Name: John I. Sivertsen
      ----------------------                            ------------------------

Title: Assistant Vice President                   Title:   Vice President
      -------------------------                         ------------------------


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